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                                                                    Exhibit 11.0

                            BTU INTERNATIONAL , INC.
        CALCULATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
             (Dollars in thousands, except share and per share data)


                                                      For the Three Months Ended
                                                      --------------------------
                                                       March 28,      March 29,
                                                         1999             1998
--------------------------------------------------------------------------------

Net income                                            $      544     $      126

Net income applicable to
  common stockholders                                 $      544     $      126
                                                      ==========     ==========
Weighted average number of shares outstanding
   Basic Shares                                        6,803,581      7,277,299

   Effect of Dilutive Options                            106,749         82,816
                                                      ----------     ----------

   Diluted Shares                                      6,910,330      7,360,115
                                                      ==========     ==========

Earnings Per Share

   Basic                                              $     0.08     $     0.02
                                                      ----------     ----------

   Diluted                                            $     0.08     $     0.02
                                                      ----------     ----------











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